Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Mexican Restaurants, Inc. and Subsidiaries

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-22271 and 333-130053) of Mexican Restaurants, Inc. of our report dated March 30, 2007 relating to the consolidated financial statements of Mexican Restaurants, Inc. and Subsidiaries as of December 31, 2006 and January 1, 2006, which appears in the December 31, 2006 Annual Report on Form 10-K of Mexican Restaurants, Inc.

UHY LLP

Houston, Texas
March 30, 2007